UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 27, 2013 (November 25, 2013)

UNILIFE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	001-34540	27-1049354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Litigation Settlement

On November 25, 2013, the Company entered into a settlement term sheet (the “Term Sheet”) with Varilease Finance, Inc. and CCA Financial LLC (collectively, the “Lessors”) regarding the settlement of all claims between the Company and the Lessors from two companion lawsuits. As previously disclosed, we filed suit on September 30, 2013 against the Lessors in the U.S. District Court for the Eastern District of Michigan, Case No. 2:13-cv-14174-SFC-LJM (the “Federal Lawsuit”), regarding disputes arising from an equipment lease, including an allegation that Varilease fraudulently induced the Company into entering the equipment lease by making misrepresentations about the buyout rate. By the terms of the Term Sheet, the Company will obtain title to all equipment under the equipment lease upon the payment to the Lessor of approximately $4.8 million over the next twelve months. The Company and the Lessors will release each other from any and all claims related to the Federal Lawsuit and its companion case, as well as dismiss such lawsuits with prejudice upon the Company and the Lessors entering into a formal settlement agreement.

The Term Sheet will be filed by the Company as an exhibit to its quarterly report on Form 10-Q for the quarter ending December 31, 2013 unless earlier filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: November 27, 2013	By:	/s/ Alan Shortall
Alan Shortall
Chief Executive Officer

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